Contacts:                                                  Investors and Financial Media:
West                                                   FD
Michael A. Anderson                                        Evan Smith/Theresa Kelleher
Vice President and Treasurer                                    (212) 850-5600
(610) 594-3345                                            wst@fd.com

West Announces Fourth Quarter and 2008 Annual Results
- Adjusted Diluted EPS (1) was $0.56 in the Quarter and $2.38 for the Year -
- Expects 2009 Sales Growth of 3% to 5% Excluding Currency –
- Estimates 2009 Adjusted Diluted EPS between $2.05 and $2.25 -
- Conference Call Scheduled for 9 a.m. Today -

Lionville, PA February 19, 2009 – West Pharmaceutical Services, Inc. (NYSE: WST) today announced fourth quarter and annual results for 2008.  Summary comparative fourth quarter results were as follows:

($ millions, except per-share data )	Three Months Ended December 31
	2008	2007

Net Sales	$ 244.9	$ 256.1
Gross Profit	69.6	70.4
Reported Operating Profit	25.6	7.6
Adjusted Operating Profit (1)	28.0	25.4
Reported Diluted EPS from continuing operations	$ 0.52	$ 0.19
Adjusted Diluted EPS(1) from continuing operations	$ 0.56	$ 0.51

(1) Reported fourth quarter 2008 diluted earnings per share of $0.52 included a net after-tax loss of $1.3 million, or $0.04 per diluted share, due to contract settlement and restructuring costs, net of discrete tax benefits. See corresponding notes under “Supplemental Information and Notes to Non-GAAP Financial Measures” in the tables following the text of this release.

Sales were 4.4% lower in the quarter when compared to the prior year period, due largely to the 5.4% adverse effects of currency translation on foreign sales, as well as the absence of sales of the discontinued Exubera® inhalable insulin device and a disposable medical device component that the Company ceased producing. Together those products accounted for fourth quarter 2007 sales of $7.6 million.  Excluding the effects of these lower sales and currency translation, sales grew by 4.1% in the quarter.

A higher consolidated gross profit margin of 28.4% in the quarter, 0.9 percentage points higher than the prior year quarter, partially offset the impact of lower sales and was the net effect of improvements in both business segments, as described in the discussions of the business segment results that follows.  Lower SG&A costs were due to lower stock-based compensation costs and currency translation, contributing to Adjusted Operating Profit (1) of $28.0 million, or 11.4% of sales, compared to $25.4 million, or 9.9% of sales, in the 2007 quarter.  Improved Adjusted Operating Profit combined with increased net financing costs and a lower effective tax rate resulted in quarterly Adjusted Diluted EPS(1) of $0.56, or 9.8% higher than the $0.51 earned in the fourth quarter of 2007. Excluding a $0.05 negative impact of foreign currency translation, fourth quarter Adjusted Diluted EPS(1) would have grown by 19.6%.

Executive Commentary

“We knew from the outset that 2008 would be a challenging year,” said Donald E. Morel Jr., Ph.D., the Company’s Chairman and Chief Executive Officer. “However, despite the depth and speed of the larger economic downturns in the second half of the year, I am pleased that our financial results for 2008 were very much in line with our original estimates, which speaks to the soundness of our business and to the diligence of our sales and operations teams.”

“During the year, we made substantial progress in our capacity and geographic expansion projects, as well as our major product development and information technology programs,” Dr. Morel said. “We plan to continue our investments in those programs because they are critical to our long-term growth. We do, however, anticipate some temporary slowing of sales volume, particularly in the first half of 2009, due to slower discretionary spending on pharmaceutical products and medical services by consumers, which is causing our customers to manage their costs and inventory levels more closely.”

“We expect real sales growth in 2009 of between 3.0% and 5.0% on a constant currency basis, and expect to achieve a gross margin improvement as a result of a more profitable sales mix and production efficiencies. However, nearly 7.0% in adverse currency translation will more than offset local currency revenue gains, yielding estimated 2009 sales of between $1.01 and $1.03 billion.  Estimated Adjusted Diluted earnings per share(1) of between $2.05 and $2.25 for 2009 also reflect $0.44 in combined effects of adverse currency translation and higher pension costs, absent which we would be predicting improved results, even as we continue our critical investments in research and information technology and manage through this volatile period.”

Pharmaceutical Systems Segment

In the Pharmaceutical Systems segment, fourth quarter 2008 sales were $181.6 million compared to $187.3 million in the prior-year quarter, a 3.1% decline. Unfavorable foreign currency translation accounted for $12.7 million, or 6.8 percentage points, of the decline, and the Company ceased producing a diagnostic component, which accounted for $2.3 million of fourth quarter 2007 sales, or 1.2 percentage points of the decline.  Other product sales were 4.9% higher excluding the effects of currency translation.  Notable increases were for both traditional and higher-value coated and Westar-treated elastomeric components for vial and prefillable syringe applications. Limited sales of products for ESA drug applications in the fourth quarter were the first such sales in 2008, but did not contribute to growth.

Gross profit in the current period was $61.4 million, or $0.7 million lower, than the 2007 quarter, while gross margin improved 0.6 percentage points, to 33.8%.  The impact of lower sales, a $3.7 million adverse impact of foreign currency translation, and $1.9 million of higher raw material and other costs were substantially compensated by pricing, sales mix and operating efficiencies.

The lower sales and gross profits combined with SG&A cost increases to yield a Pharmaceutical Systems segment operating profit of $29.8 million, or $1.7 million lower than the fourth quarter of 2007. The favorable effects of currency translation on SG&A costs were more than offset by the higher costs of supporting information systems upgrades, production capacity expansion and new product area business development.  These include $1.1 million of increased compensation and $0.5 million of depreciation, primarily on information systems.

Tech Group Segment

Tech Group segment sales were $66.2 million in the fourth quarter, $4.9 million or 6.9% lower than the fourth quarter of 2007.  The prior-year quarter included $5.3 million of sales of the now discontinued Exubera device.  Excluding those sales and $1.1 million of unfavorable currency translation, other Tech Group sales grew by 2.3%.  Sales gains included $2.6 million from blood filter products, primarily at the Tech Group’s Michigan and Puerto Rico facilities, and $1.3 million from juice and dairy carton closures.

Gross profit was $8.2 million in the fourth quarter, slightly lower than the $8.3 million earned in the prior-year quarter, while gross margin improved 0.6 percentage points, to 12.3%.  The margin improvements came as a result of efficiencies associated with the higher throughput at the Tech Group’s Michigan facility and lower costs resulting from the 2007 restructuring plan.  Planned transfers of production to the Michigan facility from other Tech Group and customer locations are now complete.

Tech Group segment operating profit improved to $4.3 million in the current quarter, compared to $2.4 million in the prior-year period. SG&A spending was $1.1 million lower than in the prior-year quarter due primarily to benefits of the ongoing restructuring program, which began in the fourth quarter of 2007.

Corporate and Other

Unallocated corporate general and administrative costs were $5.3 million in the quarter, an increase of $0.1 million over the prior-year period, and US pension expense was equal to the prior year expense. Increased annual incentive compensation costs were substantially offset by lower legal, recruitment and other external consulting costs. Stock-based compensation program costs were $2.5 million lower than in the prior year period, due primarily to the decrease in the Company’s share price during the 2008 quarter.

Net interest expense of $4.2 million was $1.6 million higher than in the prior-year quarter, primarily as a result of lower cash and investment balances and lower returns on investments, including a $1.0 million charge associated with mark-to-market accounting for an investment. The Company’s effective tax rate on Adjusted Earnings(1) was 20.1% in the quarter, and is based on an annual effective tax rate of 24.8% for 2008, which was lower than previously expected due mostly to the recognition of the full-year benefit of the US tax credit for research activities, which was re-instated during the quarter.  These are non-GAAP rates, determined by excluding the separately measured discrete tax items and the tax effects of adjustments to the GAAP reported results. The comparable quarterly and annual non-GAAP effective rates in the prior year were 27.2% and 28.7%, respectively.  The decline in the annual effective tax rate on Adjusted Earnings(1)was due primarily to lower statutory and concessionary tax rates on income of certain of the Company’s international operations and a shift in the geographic mix of earnings.

Restructuring and Other Items

West announced an operational restructuring plan for the Tech Group segment during the fourth quarter of 2007, recognizing a pre-tax charge of $3.4 million.  Plan-related pre-tax charges of $3.0 million were incurred in 2008, including $0.5 million in the fourth quarter. The Company estimates that as much as $1.0 million of additional costs will be incurred during the first half of 2009 to complete the plan.  The cost savings associated with restructuring are included in the results of operations and were $4.6 million for 2008 and are anticipated to be $6.0 million in 2009 and $7.0 million in 2010.

A first-quarter 2008 settlement agreement with Nektar Therapeutics provided for the reimbursement of the Company’s costs of maintaining and converting the Exubera device production facility.  The Company received the final payment under that contract in the second quarter of 2008, recognizing a cumulative pre-tax gain of $6.1 million through the third quarter, net of conversion costs.  $1.9 million of conversion costs were incurred in the fourth quarter of 2008, further reducing the cumulative settlement pre-tax gain to $4.2 million.

Financial Guidance

The Company is estimating that its 2009 consolidated sales will be between $1.01 and $1.03 billion, including approximately $70 million of expected unfavorable foreign currency translation associated with the stronger US dollar.  Sales are expected to grow between 3.0% and 5.0% excluding the effects of currency translation.  Consolidated gross profit margin is expected to improve as a result of sales mix, cost savings initiatives and declining raw material costs. The unfavorable effects of currency and pension expense are expected to lower earnings per share by a combined $0.44 compared with 2008. Full-year 2009 financial guidance, at assumed exchange rates (3), is summarized as follows:

2009 Guidance
Consolidated Sales(3)	$1.01 to $1.03 billion
Pharmaceutical Systems Revenue(3) Pharmaceutical Systems Gross Profit as a Percent of Sales	$ 770 to $ 785 million 35.5%
Tech Group Revenue (includes $14 million of inter-company sales)(3) Tech Group Gross Profit as a Percent of Sales	$ 250 to $255 million 14.0%
Consolidated Gross Profit Margin	30.3%
Full Year Adjusted Diluted EPS(1)(2)(3)	$ 2.05 to $ 2.25
(1)
(2) (3) See corresponding notes under “Supplemental Information and Notes to Non-GAAP Financial Measures” in the tables following the text of this release. The principal currency assumption in these estimates is for the 2009 translation of the Euro at $1.28 to €1.00.

The adverse effects of currency, slower customer orders, and higher oil-based raw material costs that continue into early 2009 are expected to produce unfavorable quarterly comparisons to 2008 periods during the first half of 2009. The expected resumption of more normal customer order patterns and lower raw material costs, among other things, are expected to produce favorable quarterly comparisons to 2008 periods during the second half of the year.

The estimated 2009 results include the effects of incremental US pension expense of $10.3 million before taxes, or $0.18 per diluted share after-tax, primarily as a result of the loss in market value of pension assets through the end of 2008. The incremental cost will be recognized ratably through the year and includes the estimated effects of a $10 million Company contribution to the plan assets in January 2009.

Fourth-Quarter Conference Call

The Company will host a conference call to discuss the results and business expectations at 9:00 a.m. Eastern Standard Time today. To participate on the call please dial 888-790-3758 or 210-839-8398. The passcode is WST.

A live broadcast of the conference call will be available at the Company’s web site, www.westpharma.com, in the “Investor” section.  Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast.  An online archive of the broadcast will be available at the site two hours after the live call and will be available through Thursday, March 5, 2009, by dialing 800-873-2026 or 402-220-5359 and entering conference ID# 5220719.

Exubera® is a registered trademark of Pfizer, Inc.

WEST PHARMACEUTICAL SERVICES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
(in millions, except per share data)

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2008		2007		2008		2007
Net sales	$244.9	100%	$256.1	100%	$1,051.1	100%	$1,020.1	100%
Cost of goods sold	175.3	72	185.7	73	748.5	71	728.3	71
Gross profit	69.6	28	70.4	27	302.6	29	291.8	29
Research and development	3.8	1	4.6	2	18.7	2	16.1	2
Selling, general and administrative expenses	36.9	15	39.6	15	159.3	15	152.5	15
Restructuring and other items	2.4	1	17.8	7	(1.2)	-	26.4	3
Other expense, net	0.9	-	0.8	-	1.7	-	1.9	-
Operating profit	25.6	11	7.6	3	124.1	12	94.9	9
Interest expense, net	4.2	2	2.6	1	14.6	2	8.5	1
Income before income taxes and minority interests	21.4	9	5.0	2	109.5	10	86.4	8
Provision for income taxes	3.7	2	(0.3)	-	23.7	2	17.2	2
Minority interests	0.1	-	0.2	-	0.6	-	0.5	-
Income from consolidated operations	17.6	7%	5.1	2%	85.2	8%	68.7	6%
Equity in net income of affiliated companies	-		1.0		0.8		2.5
Income from continuing operations	17.6		6.1		86.0		71.2
Discontinued operations, net of tax	-		(0.1)		-		(0.5)
Net income	$17.6		$6.0		$86.0		$70.7

Net income per share:
Basic:
Continuing operations	$0.54		$0.19		$2.65		$2.18
Discontinued operations	-		-		-		(0.02)
	$0.54		$0.19		$2.65		$2.16
Assuming dilution:
Continuing operations	$0.52		$0.19		$2.50		$2.06
Discontinued operations	-		-		-		(0.01)
	$0.52		$0.19		$2.50		$2.05
Average common shares outstanding	32.6		32.3		32.4		32.7
Average shares assuming dilution	36.1		36.2		36.1		36.2

WEST PHARMACEUTICAL SERVICES
REPORTING SEGMENT INFORMATION
(UNAUDITED)
(in millions)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
Net Sales:	2008	2007	2008	2007
Pharmaceutical Systems	$181.6	$187.3	$792.1	$741.8
Tech Group	66.2	71.1	270.5	289.2
Eliminations	(2.9)	(2.3)	(11.5)	(10.9)
Consolidated Total	$244.9	$256.1	$1,051.1	$1,020.1

Operating Profit (Loss):
Pharmaceutical Systems	$29.8	$31.5	$136.7	$141.9
Tech Group	4.3	2.4	17.8	11.6
U.S. pension expense	(1.5)	(1.5)	(6.0)	(6.1)
Stock-based compensation income (expense)	0.7	(1.8)	(6.4)	(5.1)
General corporate costs	(5.3)	(5.2)	(19.2)	(21.0)
Restructuring and other items	(2.4)	(17.8)	1.2	(26.4)
Consolidated Total	$25.6	$7.6	$124.1	$94.9

WEST PHARMACEUTICAL SERVICES
NON-GAAP MEASURES (UNAUDITED)
THREE MONTHS ENDED DECEMBER 31, 2008
(in millions, except per share data)

	As Reported December 31, 2008	Restructuring	Contract settlement costs(income)	Tax Benefits	Non-GAAP December 31, 2008
Operating profit	$25.6	$0.5	$1.9	$-	$28.0
Interest expense, net	4.2	-	-	-	4.2
Income before income taxes and minority interests	21.4	0.5	1.9	-	23.8
Income tax expense	3.7	0.1	0.7	0.3	4.8
Minority interests	0.1	-	-	-	0.1
Income from consolidated operations	17.6	0.4	1.2	(0.3)	18.9
Equity in net income of affiliated companies	-	-	-	-	-
Income from continuing operations	$17.6	$0.4	$1.2	$(0.3)	$18.9

Net income per diluted share:
Continuing operations	$0.52	$0.01	$0.04	$(0.01)	$0.56

WEST PHARMACEUTICAL SERVICES
NON-GAAP MEASURES (UNAUDITED)
TWELVE MONTHS ENDED DECEMBER 31, 2008
(in millions, except per share data)

	As Reported December 31, 2008	Restructuring	Contract settlement costs(income)	Tax benefits	Non-GAAP December 31, 2008
Operating profit	$124.1	$3.0	$(4.2)	$-	$122.9
Interest expense, net	14.6	-	-	-	14.6
Income before income taxes and minority interests	109.5	3.0	(4.2)	-	108.3
Income tax expense	23.7	1.1	(1.5)	3.5	26.8
Minority interests	0.6	-	-	-	0.6
Income from consolidated operations	85.2	1.9	(2.7)	(3.5)	80.9
Equity in net income of affiliated companies	0.8	-	-	-	0.8
Income from continuing operations	$86.0	$1.9	$(2.7)	$(3.5)	$81.7

Net income per diluted share:
Continuing operations	$2.50	$0.05	$(0.07)	$(0.10)	$2.38

Please refer to the “Notes to Non-GAAP financial measures” for more information.
Non-GAAP measures are intended to explain or aid in the use of, not as a substitute for, the related GAAP financial measure.

WEST PHARMACEUTICAL SERVICES
NON-GAAP MEASURES (UNAUDITED)
THREE MONTHS ENDED DECEMBER 31, 2007
(in millions, except per share data)

	As Reported December 31, 2007	Tax Adjustments	Restructuring and other items	Non-GAAP December 31, 2007
Operating profit	$7.6	$-	$17.8	$25.4
Interest expense, net	2.6	-	-	2.6
Income before income taxes and minority interests	5.0	-	17.8	22.8
Income tax expense (benefit)	(0.3)	1.7	4.8	6.2
Minority interests	0.2	-	-	0.2
Income from consolidated operations	5.1	(1.7)	13.0	16.4
Equity in net income of affiliated companies	1.0	-	-	1.0
Income from continuing operations	$6.1	($1.7)	$13.0	$17.4

Net income per diluted share:
Continuing operations	$0.19	($0.04)	$0.36	$0.51

WEST PHARMACEUTICAL SERVICES
NON-GAAP MEASURES (UNAUDITED)
TWELVE MONTHS ENDED DECEMBER 31, 2007
(in millions, except per share data)

	As Reported December 31, 2007	Tax Adjustments	Restructuring and other items	Non-GAAP December 31, 2007
Operating profit	$94.9	$-	$26.4	$121.3
Interest expense, net	8.5	-	-	8.5
Income before income taxes and minority interests	86.4	-	26.4	112.8
Income tax expense	17.2	8.2	7.0	32.4
Minority interests	0.5	-	-	0.5
Income from consolidated operations	68.7	(8.2)	19.4	79.9
Equity in net income of affiliated companies	2.5	-	-	2.5
Income from continuing operations	$71.2	($8.2)	$19.4	$82.4

Net income per diluted share:
Continuing operations	$2.06	($0.23)	$0.54	$2.37

Please refer to the “Notes to Non-GAAP financial measures” for more information.
Non-GAAP measures are intended to explain or aid in the use of, not as a substitute for, the related GAAP financial measure.

West Pharmaceutical Services, Inc.
SUPPLEMENTAL INFORMATION AND NOTES TO NON-GAAP FINANCIAL MEASURES

For additional details, please see the attached financial schedules and Safe Harbor Statement.

(1)
“Adjusted operating profit” and its components and “adjusted diluted earnings per share (EPS)” are defined as reported operating profit and reported diluted EPS excluding the impact of restructuring costs, discrete tax items and certain other significant items, as described below.  Management uses adjusted operating profit and adjusted diluted EPS to measure the business and compare operating results to prior periods.  Adjusted operating profit and adjusted EPS also are used, together with other measures, to set performance goals for determining payouts under annual and long-term incentive programs. We believe that investors’ understanding of our performance is enhanced by disclosing these measures.

The items excluded from adjusted operating profit and adjusted diluted EPS are:

2008 Restructuring Charges: For the three and twelve months ended December 31, 2008, we have incurred pre-tax restructuring charges of $0.5 million ($0.4 million after tax) and $3.0 million ($1.9 million after tax) as part of a 2007 plan to align the plant capacity and workforce of our Tech Group segment with its revised business outlook and as part of a longer-term strategy of focusing the business on proprietary products.  The restructuring is substantially complete, and we expect to incur no more than $1.0 million of additional costs during the first half of 2009 as we conclude this program.

2008 Contract Settlement Costs (Income): Under an agreement reached with Nektar in February 2008, we received full reimbursement for, among other things, severance related employee costs, inventory on hand, leases and other facility costs associated with the shutdown of operations at the former Exubera® device manufacturing facility. During the fourth quarter of 2008, we incurred costs of $1.9 million ($1.2 million after tax) related to these shutdown and facility conversion activities. For the year ended December 31, 2008, we received payments from Nektar which more than offset the related costs incurred, resulting in a net gain of $4.2 million ($2.7 million after tax).

2008 Tax Benefits: For the three and twelve months ended December 31, 2008, we recognized discrete tax provision benefits of $0.3 million and $3.5 million, respectively. These net tax benefits relate to the following items:
•	We recognized a $3.4 million net tax provision benefit resulting from the expiration of open audit years in various tax jurisdictions.
•
During 2008 we reached an agreement with the Republic of Singapore which reduced our income tax rate in that country for a period of 10 years, on a retroactive basis back to July 2007, resulting in a $1.0 million tax benefit.

•	A 2008 United Kingdom tax law change effectively eliminated a portion of our capital allowance carryforwards, resulting in a $1.2 million increase to our tax provision.
•	Miscellaneous other items including reversals of U.S. state tax valuation allowances and tax provision adjustments for returns filed in 2008 resulted in a combined $0.3 million provision benefit.

2007 Tax Adjustments: Our results for the three and twelve-month periods ended December 31, 2007 include $1.7 million and $8.2 million, respectively, of tax adjustments related to prior years that were deemed more likely than not to be realized based on new information and changes in circumstances that occurred during 2007.  The $8.2 million of discrete tax benefits recognized in 2007 includes  the reversal of a $3.2 million valuation allowance related to certain tax credits originally generated and fully reserved in previous periods, $3.7 million of tax benefits principally resulting from the revision of certain tax planning strategies and the completion of related documentation supporting prior year R&D credits, and a $1.3 million tax benefit primarily resulting from the closure of certain U.S. federal and state tax audit years.

2007 Restructuring and Other Items: Our results include restructuring and other items totaling $17.8 million pre-tax ($13.0 million after tax) and $26.4 million ($19.4 million after tax) for the three and twelve month periods ended December 31, 2007, respectively. The following table provides the detail of the individual components of these costs:

	Three months Ended	Twelve months Ended
($ in millions)	12/31/07	12/31/07
Impairment charge – intangible assets	$ 12.9	$ 12.9
Restructuring charges	3.4	3.4
Brazilian excise and other tax related charges	1.5	10.1
Total restructuring and other items	$ 17.8	$ 26.4

On October 18, 2007, Pfizer, Inc. announced that it had decided to discontinue marketing its Exubera® pulmonary insulin product, which was licensed by Pfizer and developed by our customer, Nektar Therapeutics (“Nektar”).  Following the Pfizer announcement, and in the absence of future orders for Exubera® devices, management determined that our intangible asset associated with the Nektar contract was impaired, resulting in a $12.9 million impairment charge.

We incurred $3.4 million of Tech Group restructuring charges in 2007, the majority of which related to employee severance and related benefits.

Our results also include provisions for a series of excise, gross receipts and value-added tax related issues in Brazil of $1.5 million and $10.1 million for the three and twelve month periods ended December 31, 2007, respectively. These charges followed a detailed review of several tax cases pending in the Brazilian courts which indicated that it was probable that positions taken on certain tax returns dating back to the late 1990’s would not be sustained.

(2)	Reconciliation of 2009 Adjusted Guidance to 2009 Reported Guidance is as follows:

Full Year 2009 Guidance (3)
Diluted Earnings Per Share
Adjusted guidance	$2.05 to $2.25
Restructuring, net of tax	(0.02) to (0.01)
Reported guidance	$2.03 to $2.24

(3)	Reflects relative currency valuations, most significantly the Euro, which are reflected in our estimates for the remainder of the year at $1.28 per Euro.

WEST PHARMACEUTICAL SERVICES
CASH FLOW ITEMS
(UNAUDITED)
(in millions)

	Twelve Months Ended December 31,
	2008	2007
Depreciation and amortization	$60.6	$56.6
Operating cash flow	$135.0	$129.2
Capital expenditures	$138.6	$129.4

WEST PHARMACEUTICAL SERVICES
FINANCIAL CONDITION
(UNAUDITED)
(in millions)

	As of December 31, 2008	As of December 31, 2007
Cash	$87.2	$108.4
Debt	$386.0	$395.1
Equity and Minority Interests	$487.1	$490.9
Net Debt to Total Invested Capital †	38.0%	36.9%
Working Capital	$207.1	$229.4

† Net Debt and Total Invested Capital are Non-GAAP measures.  Net Debt is determined by reducing total debt by the amount of cash and cash equivalents.  Total Invested Capital is the sum of Net Debt, minority interests and shareholders equity.

 Forward Looking Statements
This press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on management’s beliefs and assumptions, current expectations, estimates and forecasts.  Statements that are not historical facts, including statements that are preceded by, followed by, or that include, words such as “estimate,” “expect,” “intend,” “believe,” “plan,” “anticipate” and other words and terms of similar meaning are forward-looking statements.  West’s estimated or anticipated future results, product performance or other non-historical facts are forward-looking and reflect our current perspective on existing trends and information.

Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict.  These statements are subject to known or unknown risks or uncertainties, and therefore, actual results could differ materially from past results and those expressed or implied in any forward-looking statement.  You should bear this in mind as you consider forward-looking statements.  We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

Important factors that may affect future results include, but are not limited to, the following:

Revenue and profitability:

•	sales demand and our ability to meet that demand;

•
competition from other providers in the Company’s businesses, including customers’  in-house operations, and from lower-cost producers in emerging markets, which can impact unit volume, price and profitability;

•	customers’ changing inventory requirements and manufacturing plans that alter existing orders or ordering patterns for the products we supply to them;

•
the timing, regulatory approval and commercial success of customer products that incorporate our products, including the availability and scope of relevant public and private health insurance reimbursement for prescription products, medical devices and components and medical procedures in which our customers’ products are employed or consumed;

•	average profitability, or mix, of products sold in any reporting period;

•	maintaining or improving production efficiencies and overhead absorption;

•
the timeliness and effectiveness of capital investments, particularly capacity expansions, including the effects of delays and cost increases associated with construction, availability and cost of capital goods, and necessary internal, governmental and customer approvals of planned and completed projects, and the demand for goods to be produced in new facilities ;

•	dependence on third-party suppliers and partners, some of which are single-source suppliers of critical materials and products, including our Japanese partner and affiliate Daikyo Seiko, Ltd.;

•
the availability and cost of skilled employees required to meet increased production, managerial, research and other needs of the Company, including professional employees and persons employed under collective bargaining  agreements;

•	interruptions or weaknesses in our supply chain, which could cause delivery delays or restrict the availability of raw materials and key bought-in components and finished products;

•	raw-material price escalation, particularly petroleum-based raw materials, and our ability to pass raw-material cost increases on to customers through price increases;

•	deflation of selling prices under contracts requiring periodic price adjustments based on published cost-of-living or similar indices; and,

•	claims associated with product quality, including product liability, and the related costs of defending and obtaining insurance indemnifying the Company for the cost of such claims.

Other Risks:

•	the cost and progress of development, regulatory approval and marketing of new products as a result of the Company’s research and development efforts;

•	the defense of self-developed or in-licensed intellectual property, including patents, trade and service marks and trade secrets;

•
dependence of normal business operations on information and communication systems and technologies provided, installed or operated by third parties, including costs and risks associated with planned upgrades to existing business systems;

•	the effects of a prolonged U.S. and global economic downturn or recession,

•	the relative strength of the U.S. dollar in relation to other currencies, particularly the Euro, British Pound, and Japanese Yen;

•	changes in tax law or loss of beneficial tax incentives;

•	the conclusion of unresolved tax positions inconsistent with currently expected outcomes;

•	the continued realization of savings anticipated by the restructuring plan for certain operations and functions of The Tech Group, announced in December 2007;

•
continued significant losses on investments of pension plan assets, relative to expected returns on those assets, could further increase our pension expense and  funding obligations in future periods; and, other risks and uncertainties detailed in West’s filings with the Securities and Exchange Commission, including our annual reports on Form 10-K and our periodic reports on Form 10-Q and Form 8-K.  You should evaluate any statement in light of these important factors.